UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 7, 2007 (December 3, 2007)
AirNet Systems, Inc.
(Exact name of registrant as specified in its charter)

Ohio	001-13025	31-1458309

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7250 Star Check Drive, Columbus, Ohio 43217

(Address of principal executive offices) (Zip Code)
(614) 409-4900

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On December 3, 2007, AirNet Sytems, Inc. (“AirNet”) entered into an amended letter agreement with MergeGlobal, Inc. (“MergeGlobal”). Pursuant to this amended letter agreement, AirNet expanded the engagement of MergeGlobal and authorized MergeGlobal to develop in greater detail a business strategy and plan. As previously disclosed, AirNet had previously engaged MergeGlobal on August 17, 2007 to provide initial strategic and financial advice in connection with AirNet’s business.
     Pursuant to the original letter agreement, AirNet paid MergeGlobal a retainer fee of $150,000 and agreed to pay MergeGlobal certain success and/or financing fees if an acquisition transaction involving a specified list of companies were to be pursued and completed. To date, no such fees have been incurred or paid. Pursuant to the amended letter agreement, AirNet agreed to pay MergeGlobal an additional $150,000 in three installments between December 3, 2007 and the later of February 15, 2008 or upon delivery by MergeGlobal of all of the planned work under the amended letter agreement. In addition, upon completion of the planned work, the amended letter agreement provides that AirNet will issue MergeGlobal a warrant to acquire 100,000 common shares of AirNet at an exercise price that is currently anticipated to be $.10 per common share. Such warrant would not be exercisable for two years after issuance, subject to earlier exercise upon the occurrence of certain triggering events, including a change of control, a sale of all or substantially all of AirNet’s common shares or assets or a special dividend in excess of $1.00 per share.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRNET SYSTEMS, INC.

Dated: December 7, 2007	By:	/s/ Bruce D. Parker

Bruce D. Parker Chairman, Chief Executive Officer and President